NEWS RELEASE for July 25, 2008

Contact: Dina Masi, CFO
              Jeffrey Leach, Investor Relations
              Integrated BioPharma, Inc.
              j.leach@ibiopharma.com
              888.319.6962

INTEGRATED BIOPHARMA, INC. ANNOUNCES SPIN-OFF OF iBioPharma, Inc. (formerly InB:Biotechnologies, Inc.)

HILLSIDE, NJ, July 25, 2008 -- Integrated Biopharma, Inc. (NasdaqGM: INBP) today announced that it has established a record date and a distribution date with respect to the spin-off of the Company’s interest in iBioPharma, Inc. (formerly InB:Biotechnologies, Inc.) (“iBioPharma”), pro rata to all of INBP’s public stockholders (the "Spin-off").  INBP has responded to all comments made by the U.S. Securities and Exchange Commission ("SEC") to the Company's Information Statement and Form 10 relating to the Spin-Off and has been notified by the SEC that there will be no further comments.

The shares will be distributed, in book-entry form, effective as of 11:59 p.m. on August 8, 2008 (the “Distribution Date").  For each share of the Company's common stock that a stockholder owns as of the end of August 4, 2008 (the "Record Date"), such stockholder is entitled to receive one share of iBioPharma's common stock.  However, any holder of the Company's stock who sells shares of the Company's stock after the Record Date but before the date NASDAQ sets as the “ex distribution” date, which we expect will be the next business day after the Distribution Date or a few days thereafter, depending on when a market for iBioPharma develops, will also be selling his, her or its entitlement to receive shares of iBioPharma common stock in the Spin-Off, pursuant to what is referred to by NASDAQ as a “due bill.”  Investors are encouraged to consult with their financial advisors regarding the specific implications of selling the Company stock before the Distribution Date or the “ex distribution” date.

It is expected that shares of iBioPharma’s common stock will begin trading on the OTC Bulletin Board under the symbol “IBIO” on August 8, 2008 or shortly thereafter.

E. Gerald Kay, Chairman and CEO of the Company, stated “We are pleased to complete our previously announced strategic plan to spin-off our Biotechnologies segment. We strongly believe in the long-term value of the propriety intellectual property developed and owned by iBioPharma, particularly in the growing area of vaccines and therapeutic proteins. We also believe that iBioPharma will be able to raise capital and form necessary affiliations with other companies more effectively as a stand-alone company than as our subsidiary. The effect of the Spin-Off on INBP will be to terminate further use of cash flow to fund further iBioPharma research, development and implementation, which is accounted for as expenses and which have been reflected as operating losses of the Company.” Mr. Kay further stated, “The Company continues to believe that the Spin-Off is very much in the interest of our shareholders who will retain their shares of the Company and receive a proportionate interest in the equity of iBioPharma as a dividend.”

iBioPharma, has developed a novel, proprietary platform technology for the rapid, efficient and economical manufacture of biopharmaceuticals, including vaccine antigens, antibodies and other therapeutic proteins. iBioPharma has established an exclusive commercial relationship with the Fraunhofer USA Center for Molecular Biotechnology and the lead product candidates from the joint program include influenza vaccines and an antiviral therapeutic for treatment of influenza. Further information is available at www.ibiopharma.com

About Integrated BioPharma, Inc. (INBP)

Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its core nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. Through its subsidiary, AgroLabs, Inc., INBP distributes and markets healthful nutritional products under the following brands: Naturally Aloe, Naturally Noni, Naturally Pomegranate, Naturally Thai Mangosteen and most recently, Naturally Superberry Upgrade and among various other nutritional products. Additionally, through its subsidiary, InB:Manhattan Drug Company, INBP manufactures vitamins and nutritional supplements for sale to distributors, multilevel marketers and specialized health-care providers. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.ibiopharma.com

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.